Exhibit 99.1

American National Completes Merger with

MainStreet BankShares Inc.

For more information, contact:

Jeffrey V. Haley

President & Chief Executive Officer

American National Bankshares Inc.

haleyj@amnb.com; 434.773.2259

FOR RELEASE:	January 2, 2015

DANVILLE, VA – American National Bankshares Inc. (NASDAQ: AMNB - “American National”) announced today that it has completed its merger with MainStreet BankShares Inc., the holding company for Franklin Community Bank. The consummation of the merger was effective Jan. 1, 2015, and follows American National’s August 2014 announcement that it had signed a definitive agreement for the acquisition. The transaction, valued at approximately $24.2 million, expands American National’s footprint into the Roanoke, Va., metropolitan statistical area, adding three bank branches in Franklin County and the Smith Mountain Lake area. After the merger, American National now has approximately $1.5 billion in assets.

“Franklin Community Bank has served Franklin County well over the years, and we at American National look forward to integrating their proven commitment to the customer and the community into our heritage of longevity and strength as a financial institution,” said Jeffrey V. Haley, president and chief executive officer of American National. “Adding Franklin County to American National’s footprint is important to us, and together, we look forward to continuing a tradition of exceptional service and premier community banking.”

Under the terms of the agreement, shareholders of MainStreet common stock will receive 0.482 shares of American National common stock and $3.46 in cash for each share of MainStreet they owned immediately before the merger. Following completion of the merger, MainStreet’s subsidiary bank, Franklin Community Bank, was merged into American National Bank and Trust Company (the “Bank”). Current plans call for the three Franklin Community banking offices to continue operating under the Franklin Community Bank name as a division of American National Bank and Trust Company until early to mid-2015.

“These are exciting times for us and our staff; not only have we joined forces with a great bank to continue serving our great community, but we are doing so at a time when technology is making banking more seamless than ever for our customers,” said Brenda H. Smith, senior vice president of American National Bank and Trust Company and former president and chief executive officer of MainStreet BankShares Inc. and Franklin Community Bank. “As our banks’ operating systems and names become one in the coming months, we look forward to offering new services to Franklin County customers like Visa debit card alerts and mobile banking with mobile deposit.”

Smith, former president and chief executive officer of Franklin Community Bank, has joined the Bank as senior vice president. Todd S. Hammock, formerly senior lender for Franklin Community, has joined the Bank as senior vice president and market president for the Franklin County Region. Joel R. Shepherd, formerly chairman of the board for MainStreet, was named to the American National Board of Directors. A new Franklin County advisory board will be formed and will include members of the boards of both MainStreet and Franklin Community Bank.

“We are pleased to welcome such fine staff to our ranks at American National and look forward to working together with the extended family we have gained as a result of this merger,” said Haley. “Brenda, Todd and their team members have done an exceptional job serving Franklin County, and we will support them as they continue to focus on putting the customers’ needs first.”

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company, a community bank serving Virginia and North Carolina with 27 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $689 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank’s website at amnb.com. Shares of American National are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

###

2